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                                                                    EXHIBIT 99.1

SOURCE: Advantage Marketing Systems, Inc.

CONTACT: David D'Arcangelo, President
         405/419-4911

              ADVANTAGE MARKETING SYSTEMS ANNOUNCES SECOND QUARTER
                                FINANCIAL RESULTS

OKLAHOMA CITY, OK, August 1, 2003 -- Advantage Marketing Systems, Inc., (Amex:
AMM - news), today announced a net loss for the second quarter of 2003 of ($174,363) or ($0.04) per common (diluted) share, on 4.4 million shares outstanding, a 36.0 percent improvement over the first quarter 2003 net loss of ($270,740) or ($0.06) per common (diluted) share, on 4.4 million shares outstanding. Net sales for the second quarter of 2003 were $4.7 million, an increase of 1.6 percent over first quarter 2003 net sales of $4.6 million.

AMS President, David D'Arcangelo said, "We are on course following the restructuring plan announced earlier in the year. As evidenced by the stabilization and initial increase in revenue during the second quarter of 2003, versus the approximate $6 million deterioration of revenue throughout 2002, we are excited about the potential turnaround during the second half of 2003 and leading into 2004. We will continue to manage expenses, develop and deliver exciting new products and aggressively focus on aiding our sales associates in recruiting proven sales producers with existing sales teams to join AMS."

The second quarter 2003 net loss compared to net income of $77,427, or $0.02 per common (diluted) share, on 4.6 million shares outstanding, in the second quarter of the prior year. Net sales for the second quarter of 2003 represented a 20.0 percent decrease from net sales of $5.7 million for the comparable quarter in 2002.

Sales for the first six months of the current fiscal year totaled $9.3 million compared to $12.1 million in the year 2002. Net loss for the first six months of FY 2003 was ($445,102), or ($0.10) per common (diluted) share, on 4.4 million shares outstanding, compared to net income of $107,995, or $0.04 per common (diluted) share, on 4.6 million shares outstanding, in the year 2002.

Advantage Marketing Systems, Inc., named by Fortune Small Business magazine as one of America's 100 fastest-growing small companies in 2001, sells more than 150 natural nutritional supplements, weight management products, and natural skincare and cosmetics, including the all-natural human performance enhancer, Prime One and the weight loss products which the company to date has sold over 500 million servings through AMS independent associates across the U.S. and Canada. More information about the Company is available at http://www.amsonline.com.

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Certain statements in this release may constitute "forward-looking statements"
within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology such as "anticipates", "believes", "expects", "may", "will" or "should" or other variations thereon, or by discussions of strategies that involve risks and uncertainties. The actual results of the Company or industry results may be materially different from any future results expressed or implied by such forward-looking statements.